Exhibit 10.22

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LV STADIUM EVENTS COMPANY, LLC
SUITE LICENSE AGREEMENT

Contract Date: 3/18/19

Suite Number: S-227

Licensee:	MJ Holdings Inc	Phone No. (Day):	(818)398-3541
Contact Person:	Paris Balaouras		
Address:	1300 South Jones Blvd.	Email:	paris@mjholdingsinc.com
	Las Vegas, NV 89146		

SUITE LICENSE TERMS, LOCATION, DURATION AND SCOPE: This Agreement, including Exhibit A through Exhibit D attached hereto (this "Agreement"), sets forth the terms and conditions of the license (the "License") by LV Stadium Events Company, LLC (the "Licensor") to the Licensee identified above and signing below (the "Licensee") to use what is anticipated to be Suite number **S-227** (the "Suite") located on the 200 Level of the new multipurpose stadium (the "Stadium") to be constructed in Clark County, Nevada that is intended to be the home stadium for the Raiders National Football League team (the "Raiders"). The anticipated location of the Suite is marked on the stadium diagram set forth on Exhibit A to this Agreement (the "Stadium Diagram"). Upon signing and acceptance by Licensor, the Suite is licensed to Licensee for the following number of Years: Fifteen (15)

INITIAL PAYMENT: Seventy-Five Thousand Dollars ($75,000) (equal to [twenty percent (20%)] of the first annual License Fee) (the "Initial Payment") is due and payable upon execution and delivery of this Agreement by Licensee. Upon execution and delivery of this Agreement by Licensor and Licensee and receipt of the Initial Payment in Licensor's bank account, this Agreement shall be binding between Licensor and Licensee. The Initial Payment shall be credited to the payment of the first annual License Fee.

FUTURE PAYMENTS: The annual License Fees and deadlines for payment of such License Fees are set forth on Exhibit B to this Agreement. Failure to pay the License Fees in full by the deadlines set forth in this Agreement will constitute a breach of this Agreement and an Event of Default under Section 15 of Exhibit D to this Agreement, permitting the Licensor to exercise the rights and remedies described in this Agreement, including Section 15 of Exhibit D to this Agreement.

MANNER OF PAYMENTS: All payments made by Licensee to Licensor under this Agreement shall be made by check (or other method approved by Licensor) payable to LV Stadium Events Company, LLC and will be made to the following address or such other address as designated by Licensor in writing from time to time:

6623 Las Vegas Boulevard South
Suite 200
Las Vegas, NV 89119

ADDITIONAL SUITE BENEFITS: The additional benefits of this License are set forth on Exhibit C to this Agreement.

TERMS AND CONDITIONS: Licensee acknowledges and agrees to be bound by this Suite License Agreement, including without limitation, the Terms and Conditions attached hereto as Exhibit D. In addition, Licensee agrees to observe all rules, regulations and policies pertaining to use of the Suite and attendance at Team Games and Stadium Events, including any modification that may be adopted or administered by Licensor from time to time.

[Remainder of Page Intentionally Left Blank; Signature Pages Follows]

LICENSEE:	**LICENSOR:**
MJ Holdings Inc	**LV STADIUM EVENTS**
By: *Paris Balaouras*	By: *Mark Shearer*
Name: Paris Balaouras	Name: Mark Shearer
Title: CEO	Title: CRO
Date: 3/19/2019	Date: 3/20/2019

We thank you for your participation as a Suite Licensee at the new Stadium. You will receive a counter-signed copy of this Agreement for your records once accepted.

EXHIBIT A

STADIUM DIAGRAM[1]


EAST SIDE LOUNGE
S - 208
S - 209
S - 210
S - 211
S - 212
S - 213
S - 214
S - 215
S - 216
S - 217
S - 218
S - 219
S - 220
S - 221
S - 222
S - 223
S - 224
S - 225
S - 226
S - 227
S - 228
S - 229
EAST OWNERS' CLUB
EP - 101
EP - 102
EP - 103
EP - 104
EP - 105
EP - 106
EP - 107
EP - 108
EP - 109
EP - 110
O - 111
O - 112
O - 113
O - 114
O - 115
O - 116
O - 117
O - 118
EP - 119
EP - 120
EP - 121
EP - 122
EP - 123
EP - 124
EP - 125
EP - 126
EP - 127
EP - 128
VISITORS
RAIDERS
LAS VEGAS
HOME
O - 23
O - 22
O - 21
O - 20
O - 19
O - 18
O - 17
O - 16
O - 15
O - 14
O - 13
O - 12
O - 11
O - 10
O - 9
O - 8
O - 7
O - 6
O - 5
O - 4
O - 3
O - 2
O - 1
LEGENDS SUITE
WEST OWNERS' CLUB
S - 263
S - 262
S - 261
S - 260
S - 259
S - 258
S - 257
S - 256
S - 255
S - 254
NETWORK TV BOOTH
S - 253
S - 252
S - 251
S - 250
S - 249
S - 248
S - 247
S - 246
S - 245
S - 244
WEST SIDE LOUNGE

[1] This diagram is a depiction of a facility that is under design and construction and should not be construed to be to scale or to show the precise location of the Suite.

EXHIBIT B

SUITE LICENSE FEE, PAYMENT SCHEDULE

1. LICENSE FEE. The annual license fee payable by Licensee to Licensor during the Term (the "License Fee") is as follows:

Year 1	**$375,000**	Year 9	**$422,066**
Year 2	**$375,000**	Year 10	**$434,728**
Year 3	**$375,000**	Year 11	**$447,770**
Year 4	**$375,000**	Year 12	**$461,203**
Year 5	**$375,000**	Year 13	**$475,039**
Year 6	**$386,250**	Year 14	**$489,290**
Year 7	**$397,838**	Year 15	**$503,969**
Year 8	**$409,773**		

Commencing with Year 6 of the Term, the License Fee for each Year of the Term shall be increased by an amount not to exceed three-percent (3%) of the License Fee payable for the immediately preceding Year.

2. INITIAL LICENSE FEE PAYMENTS. After receipt of the Initial Payment, the remaining portion of the first annual License Fee is payable in installments as follows:

(a) One Hundred Fifty Thousand Dollars (**$150,000**) (Forty Percent (40%) of the first annual License Fee) is due no later than August 1, 2019, and

(b) One Hundred Fifty Thousand Dollars (**$150,000**) (Forty Percent (40%) of the first annual License Fee) is due no later than March 1, 2020.

Licensor will send Licensee a written invoice prior to the due date of each installment described above.

3. SUBSEQUENT LICENSE FEE PAYMENTS. The second annual License Fee will be due on the March 1 immediately following the first season in which a Team Game is played, and the annual License Fee for each Year of the Term thereafter will be payable in full by March 1 of each succeeding Year, unless Licensee shall be otherwise notified by Licensor. If Licensee has paid any portion of an annual License Fee up-front, then the remainder will be payable in full by March 1 of each Year.

4. SECURITY DEPOSIT. Licensee shall pay to Licensor a security deposit in an amount equal to Thirty-Seven Thousand Five Hundred Dollars (**$37,500**) (equal to ten percent (10%) of the first annual License Fee) (the "Security Deposit"), such Security Deposit will be due and payable no later than March 1, 2020. The Security Deposit shall be held and administered in accordance with Section 9 of the Terms and Conditions attached as Exhibit D to this Agreement.

EXHIBIT C

SUITE BENEFITS

Subject to the terms and conditions of this Agreement, Licensee will be entitled to the following benefits commencing the first Year the Raiders plays Team Games at the Stadium:

1. FOOTBALL ADMISSION TICKETS. Upon the payment of the License Fee for each Year of the Term (and payment of the Security Deposit prior to the first Year of the Term), Licensee will be entitled to receive twenty-two (22) (the "Base Number") of tickets for access to the Suite for each (i) pre-season NFL home football game played by the Raiders at the Stadium ("Pre-Season Games") and (ii) regular season NFL home football game played by the Raiders at the Stadium ("Regular Season Games"). Licensee will also have the right and obligation to purchase, at the price set by Licensor, the Base Number of tickets for access to the Suite for each post-season NFL home game played by the Raiders at the Stadium (other than any Super Bowl game) ("Post-Season Games", and together with the Pre-Season Games and Regular Season Games, the "Team Games"). In addition, upon reasonable notice to Licensor, Licensee will be entitled to purchase up to four (4) additional tickets (i.e., standing room) to each Team Game at the price set by Licensor.

2. STADIUM EVENT ADMISSION TICKETS. Upon the payment of the License Fee for each Year of the Term (and payment of the Security Deposit prior to the first Year of the Term), Licensee shall be entitled to purchase the Base Number of tickets for access to the Suite for each event (other than Team Games, Extraordinary Events, and Excluded Events) held at the Stadium ("Stadium Events"). Licensee may not purchase fewer than the Base Number of tickets for access to the Suite for Stadium Events. In addition, upon reasonable prior notice to Licensor, Licensee will be entitled to purchase up to four (4) additional tickets (i.e., standing room) to the Stadium for access to the Suite for each Stadium Event for which Licensee purchases the Suite. Tickets for a Stadium Event will be priced by Licensor or the sponsor or promoter (the "Event Sponsor") of the applicable Stadium Event.

3. EXTRAORDINARY EVENT ADMISSION TICKETS. Upon the payment of the License Fee for each Year of the Term (and payment of the Security Deposit prior to the first Year of the Term), Licensee shall be entitled to purchase, subject to availability twelve (12) tickets to each Extraordinary Event. Such tickets shall be in the seating bowl of the Stadium in one or more locations determined by Licensor. Tickets for Extraordinary Events will be priced by Licensor or Event Sponsor of the applicable Extraordinary Event.

4. PARKING PASSES. For each Team Game, Licensor will provide Licensee with five (5) Suite Reserved Parking Pass(es) for parking in the vicinity of the Stadium. The cost of such Suite Reserved Parking Pass(es) is included in the annual License Fee, except for Post-Season Games which Licensee must purchase at the cost set by Licensor. Licensee may also be entitled to purchase additional Suite Reserved Parking Pass(es) for Stadium Events, with pricing and availability to be determined by Licensor or the Event Sponsor, as applicable.

5. NFL SUNDAY TICKET OR EQUIVALENT. The Suite will include in-Suite television service, and so long as it is available from the NFL, subscriptions to NFL Sunday Ticket (or its equivalent). The cost of television service and NFL Sunday Ticket subscriptions is included in the annual License Fee. Licensor is not responsible for technical difficulties or other interruptions in such service.

6. SUITE ACCESS/CONFERENCE ROOM. Upon fifteen (15) business days' advance notice to Licensor, Licensee and its Guests and invitees will have access to the Suite during normal business hours at any such time that does not coincide or interfere with Team Games, Stadium Events, Extraordinary Events, or Excluded Events (including, for the avoidance of doubt, the 48-hour period prior to the day on which a Team Game or a University of Nevada, Las Vegas football game or event is scheduled at the Stadium), subject to Licensor approval and the rules and regulations established for the Stadium, as the same may be modified from time to time. By reserving with Licensor on a first-come, first-served basis, Licensee also will have access, on terms to be established by Licensor, to rent an appropriately equipped conference room. Any costs for Licensee's use of the Suite or conference room (including, without limitation, food, beverage, technical assistance, copying and other out-of-pocket costs and services) will be the responsibility of Licensee, and will be payable promptly upon receipt of an invoice therefor. Parking for these uses of the Suite or conference room is the responsibility of Licensee.

7. ANNUAL USE OF STADIUM SPACE. By reserving with Licensor upon sixty (60) business days' notice, Licensee also will have access once per calendar year, on terms to be established by Licensor and subject to Licensor approval and the rules and regulations established for the Stadium, as the same may be modified from time to time, to rent a portion of one of the Stadium Club areas or similar space designated by Licensor. The specific space and dates and times of access shall be determined by Licensor in its sole discretion. Any costs for Licensee's use of the designated area (including, without limitation, food, beverage, technical assistance, copying and other out-of-pocket costs and services) will be the responsibility of Licensee, and will be payable promptly upon receipt of an invoice therefor. Parking for these uses of the Suite or conference room is the responsibility of Licensee. Licensee shall inform Licensor of the manner in which it plans to utilize the designated area, and such use is subject to Licensor's approval.

8. CLUB LOUNGE. Licensee and its Guests and invitees will have the right to use the VIP Club Lounge ("Designated Club Lounge") and other facilities designated by Licensor (other than facilities, or any portions thereof, restricted generally or from time to time for the exclusive use of Licensor, an Event Sponsor or other suite or club users) (the "Suite Facilities") in accordance with the terms of use for tickets and such procedures as may be established by Licensor from time to time.

9. ACCESS TO FIELD LEVEL. Licensee will have the right each season to receive a total of two (2) individual-game field passes that will allow pre-game access to the field level of the Stadium before each Pre-Season Game and Regular Season Game. Each field pass provides one individual with pre-game field access to a single game.

10. ANNUAL STATE OF TEAM UPDATE. Licensee will receive access to an annual conference call or similar event where Raiders executives provide an update on the status of the team.

11. ROAD TRIP EVERY FOUR YEARS. Licensee shall receive, at no additional cost, a trip for two (2) to one Raiders away game every four (4) seasons. Game shall be determined in Licensor's discretion and may be part of a sponsor/suite member road trip or a stand-alone trip, as determined by Licensor. Trip shall consist of two (2) game tickets, air transportation (on Raiders' charter or commercial transportation, as determined in Licensor's discretion) for two (2), ground transportation, and hotel accommodations.

12. ANNUAL TRAINING CAMP EVENT. Licensee will receive an invitation to a private event for Suite licensees at the Raiders' training camp each season.

EXHIBIT D

TERMS AND CONDITIONS

This Exhibit D constitutes the "Terms and Conditions" referred to in, and incorporated into, the LV Stadium Events Company, LLC Suite License Agreement executed by Licensee and Licensor. Pursuant to this Agreement, Licensee has received a License and right to use the Suite in the Stadium subject to the terms of this Agreement, including these Terms and Conditions.

1. Grant of License. While in compliance with this Agreement, Licensee will be entitled to use the Suite identified in this Agreement in the manner and to the extent provided in this Agreement. This Agreement provides Licensee and Licensee's guests holding tickets (the "Guests") only with the right and privilege to occupy and use the Suite in the manner set forth herein, and except as pertains to the specified right and privilege to so use and occupy the Suite, does not confer upon Licensee or the Guests any rights and privileges with respect to admission to the Stadium other than those afforded to other holders of tickets. The rights conferred under this Agreement are rights of personal privilege and do not confer upon Licensee any interest or estate in real property or in the Stadium.

2. Term of Agreement. The term of this Agreement (the "Term") will commence on the date that each party hereto shall have executed this Agreement and will continue until the expiration of the last Year of this Agreement, as set forth on the first page of this Agreement. The term "Year" means the period from March 1 of one calendar year to the last day of February of the following calendar year, *provided* that the first Year of this Agreement will commence on the date of the first publicly ticketed Team Game at the Stadium and end on the last day of February of the following calendar year. Access to the Suite and rights to any and all benefits under this Agreement will begin in the first Year of this Agreement.

3. Private Suite. The Suite is to be constructed as part of the Stadium and will be comprised of a furnished, enclosed, climate-controlled lounge area with seats facing the playing field. The approximate location of the Suite is shown on the Stadium Diagram. However, Licensee acknowledges that the Stadium is yet to be built and that the actual location and number of the Suite may vary from that set forth in the Stadium Diagram. Licensee acknowledges that: (i) it has been advised by Licensor to satisfy itself with respect to the condition of the Suite and the suitability of the Suite for Licensee's intended use; (ii) Licensee has made or will make immediately upon delivery of the Suite such inspection as Licensee deems necessary for such matters and assumes all responsibility therefor as the same relate to Licensee's use of the Suite; and (iii) neither Licensor nor any of Licensor's agents has made any oral or written representations or warranties with respect to the condition, suitability or fitness of the Suite other than as may be specifically set forth in this Agreement.

4. Furnishings, Decor and Alterations; Maintenance. The Suite will be furnished and equipped with such fixtures, furnishings and equipment as Licensor shall determine, but will include features appropriate for a National Football League stadium in Clark County, Nevada. Licensee will not make any changes, alterations or additions of any kind in the interior or exterior of the Suite or to the fixtures, furnishings and equipment therein without the prior written consent of Licensor (including but not limited to any sun screens, shades, blinds, tint, etchings, security panels, signs, posters, corporate logos or other images). Licensor may withhold consent in its sole discretion and for any reason whatsoever. Any changes, alterations, or additions consented to in advance in writing by Licensor will be made at Licensee's sole cost and expense, on dates and at times agreed to by Licensor, free of any liens, in a good and workmanlike manner, and in compliance with all applicable permits, authorizations, building and zoning laws and all other laws and ordinances and requirements that may apply. Any fixtures or materials incorporated in or attached to the Suite by Licensee will become the property of Licensor, unless Licensee has received Licensor's written consent or direction to remove any such fixtures or materials before the expiration of the Term, in which case Licensee will restore the Suite to its original condition, subject to normal wear and tear, at its sole cost and expense. Licensee and its contractors shall have insurance regarding such changes, alterations, and additions as required pursuant to Section 17 of this Exhibit D.

Licensor will be responsible for ordinary repairs and maintenance to the interior and exterior of the Suite (including ordinary cleaning, sweeping, vacuuming, trash removal, and dusting). Licensor reserves the right to charge Licensee for, and Licensee agrees to pay for, the cost of what Licensor considers, in its sole and absolute discretion, to be non-ordinary repairs, maintenance, replacements, restoration or cleaning of the Suite necessitated by Licensee

or any Guests or other invitees. If the Licensee shall discover any existing defects in the condition of the Suite, it shall promptly give written notification of such condition to Licensor.

5. Admission Tickets. Licensee acknowledges that the NFL may decide to hold one or more Raiders "home" games at a location or locations other than the Stadium during the Term and that admission tickets to such games are not included as part of the License granted pursuant to this Agreement. Admission tickets for any home game of any other NFL team played at the Stadium or, except as expressly set forth in this Agreement, for any Super Bowl game played at the Stadium are not included as part of the License granted pursuant to this Agreement.

Licensee will not have the right to access the Stadium or the Suite, or the right purchase tickets, for Excluded Events. "Excluded Events" include (i) except as expressly set forth in this Agreement, Super Bowl games, including any Super Bowl game in which the Raiders is a competing team, (ii) the Olympics, (iii) World Cup soccer games, (iv) University of Nevada, Las Vegas events, including but not limited to University of Nevada, Las Vegas football games, (iv) other NFL events, (v) the games of any other established amateur, collegiate, or professional sports (including NFL) team which may in the future use the Stadium as its home stadium, (v) Stadium Events for which the Suite is deemed, in the discretion of the Licensor or the Event Sponsor, unusable or unavailable due to the configuration of the Stadium for such Stadium Event or Event Sponsor requirements, and (vi) such other non-public, non-ticketed, rare, world-class, or similar events which are determined to be Excluded Events by Licensor in its reasonable discretion. Licensee acknowledges and agrees that additional Excluded Events may include, but are not limited to, college and professional sports games and championships. Licensee acknowledges and agrees that Licensor may make the Suite available to third parties in connection with Excluded Events. To the extent Licensor provides Licensee access to the Suite for an event described as an Excluded Event above, such event shall be deemed a Stadium Event and the terms of this Agreement shall apply.

Licensee will not have the right to access the Stadium or the Suite, or the right purchase tickets except as set forth in Exhibit C, for Extraordinary Events. "Extraordinary Events" are events held at the Stadium that include (i) college football playoff games, (ii) NCAA Final Four and championship, (iii) the first Super Bowl played at the Stadium, (iv) professional fighting and boxing championship matches, (v) NBA All-Star game, (vi) WrestleMania, and (vii) such other similar events which are determined to be Extraordinary Events by Licensor in its reasonable discretion. Licensee acknowledges and agrees that Licensor may make the Suite available to third parties in connection with Extraordinary Events.

6. Use by Licensee. Licensee will be entitled to use of the Suite during the Term subject to the terms and conditions of this Agreement. Licensee and Guests will be entitled to use the Suite only for events for which they hold appropriate tickets as set forth in Exhibit B. The Suite and the Suite area, as well as the Suite Facilities, will be controlled by Licensor or an Event Sponsor. Licensee and Guests will be bound by and will observe the terms and conditions upon which tickets for admission to the Stadium are issued by Licensor or by an Event Sponsor, including, without limitation, the policy adopted by the issuer of such tickets with respect to the cancellation or postponement of the Team Game, Extraordinary Event, or Stadium Event. In the event of the postponement or cancellation of a Team Game, Stadium Event, Extraordinary Event, or Excluded Event, Licensee agrees that Licensor shall have no liability to Licensee except as expressly set forth in this Agreement, and Licensee shall indemnify and hold Licensor harmless, including for attorney's fees, for any claim, damage or liability arising out a claim or allegation of Licensee's Guests or other invitees relating thereto.

7. Services. Food and beverage services in the Designated Club Lounge will be provided either by Licensor, an Event Sponsor or by a caterer designated by Licensor or an Event Sponsor at the cost set by Licensor. Licensee will have the option of food and beverage service in the Suite at the prevailing rates established by Licensor, to be billed directly to Licensee. Licensee will pay promptly all such charges and expenses, including applicable Taxes, for catering and other services, incurred by Licensee in connection with the use of the Suite by Licensee or Guests. No food or beverages other than those purchased from Licensor from such designated caterer or from the concessionaires in the Stadium may be brought into or be prepared or consumed in the Suite. Failure to pay any charges or expenses for food, beverage and services by the date specified in the applicable invoice will be a default by Licensee under this Agreement. Licensor or the caterer or concessionaire has the option in its sole discretion to require that a valid, effective credit card be put on file so that food and beverage services can be charged directly to that credit card.

8. Taxes. Licensee agrees to pay, and to fully indemnify Licensor for the payment of, all taxes or surcharges that may be imposed by any governmental authority with respect to or on account of the license and use of the Suite or the provision or sale of tickets and other goods and services and benefits hereunder (including without limitation services described in Section 7 of this Exhibit D), including but not limited to all sales, privilege, rental, use, admissions, amusement, property, parking, ticket, television service or other governmental taxes, impositions or assessments together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties ("Taxes"). Licensor may advance Taxes due on behalf of Licensee. Licensee will pay any invoice for Taxes promptly upon receipt thereof.

9. Security Deposit. As security for the prompt and full payment of all fees, including the License Fee, and Licensee's full and faithful performance of its obligations hereunder, Licensee will pay the Security Deposit in the amount set forth on Exhibit B to this Agreement. After delivering the Security Deposit to Licensor, the Security Deposit may be commingled with other of Licensor's funds and may be used by Licensor for any business purpose.

If, at any time during the Term, any portion of the License Fee or any other amount payable by Licensee to Licensor is not promptly paid when due, Licensor may, without prior notice and without waiving any other remedy which it may have under this Agreement or at law or in equity, apply all or any portion of the Security Deposit to the payment of such amount. Licensee will, upon written demand of Licensor, remit to Licensor an amount sufficient to restore the Security Deposit to the original sum deposited. Licensee's failure to do so within five (5) business days after receipt of such demand will constitute a breach of this Agreement and an Event of Default under Section 15 of this Exhibit D.

If Licensee's right to use the Suite is terminated, Licensor may, at its option, appropriate and apply the Security Deposit, or so much thereof as may be necessary, to compensate Licensor for any loss or damage sustained or suffered by Licensor due to any breach by Licensee of this Agreement and/or the rules and regulations incorporated herein. Otherwise, the Security Deposit shall be returned to Licensee at the later of the expiration of the Term of this Agreement (any renewal term), less any costs and expenses incurred by Licensor as a result of Licensee's use of Suite or to enforce the provisions of this Agreement. No interest will be paid on the Security Deposit.

Licensee and Licensor agree that Licensor's damages arising as a result of an Event of Default by Licensee are not presently ascertainable and that the Security Deposit shall not constitute liquidated damages and in no event shall limit the damages that Licensor may assert upon an Event of Default hereunder. The Licensor's retention of the Security Deposit shall not limit or impair any other right or remedy available to Licensor, including, without limitation, the acceleration of the License Fees pursuant to Section 15 of this Exhibit D.

10. Obligation to Pay. The obligation of Licensee to pay the Initial Payment, the Security Deposit, the License Fees, food, beverage and service charges, and other fees, expenses, Taxes and other charges due under this Agreement, whether to Licensor, Licensor's concessionaires, the Raiders, an Event Sponsor, another provider or any other person or entity, is independent of the liabilities, acts, omissions and obligations of Licensor under this Agreement. Licensee will promptly make all such payments without any deductions, set offs, or counterclaims against such payments on account of any breach or default by, or claims against Licensor or otherwise, or any breach or default by or claims against any concessionaire, the Raiders, an Event Sponsor, another provider or any other person or entity. Licensor shall have the right to apply any payments, regardless of how designated, to any past due fees, expenses, Taxes or other charges under or related to this Agreement, before applying any remaining balance to current amounts due.

Licensee will be bound by the terms and conditions established from time to time by Licensor, the Raiders or any Event Sponsor for cancellation or postponement of a game or event. Except as otherwise set forth expressly in this Agreement, none of Licensor, the Raiders or an Event Sponsor will have any liability to Licensee on account of any such cancellation or postponement or other failure or deficiency in the conduct of such event. None of Licensor, the Raiders, or the Event Sponsor will have any liability on account thereof.

Licensee's rights under this Agreement, including the rights to have access to and use the Suite and the Suite Facilities and to obtain admission to the Stadium, the Suite or the Suite Facilities, are subject to the conditions precedent of payment by Licensee to Licensor of all sums then due Licensor and upon Licensee's continued compliance with the terms and conditions of this Agreement.

The License Fees for the Suite will be billed to Licensee and will be due and payable at the times set forth in Exhibit B to this Agreement. In addition, Licensee shall be responsible for, and shall pay, any Taxes due on, or with respect to, the License Fees or on account of the use of the Suite or the Suite Facilities.

11. Canceled Games; Relocated Games; Unavailable Games; Other Events Canceled, Relocated or Unavailable.

(a) In the event that there are any Canceled Games, Relocated Games or Unavailable Games (as each such term is defined below) during the Term, Licensee will be entitled to a refund for each such game equal to the product of: (i) the Base Number multiplied by (ii) the face value of a ticket for a seat available to the general public located nearest to the Suite on the lower level of the Stadium. Such refund will be Licensee's sole right and remedy with respect to any such games. The amount of such refund will be credited by Licensor against the next installment of the License Fee payable by Licensee. If there is no such future installment due, the amount of such refund will be credited against other Suite charges payable by Licensee to Licensor with the balance, if any, refunded by Licensor to Licensee. There shall be no abatement or refund of License Fees with respect to Pre-Season Games, Post-Season Games, Stadium Events, Extraordinary Events, Excluded Events, or other access to the Stadium which is cancelled, relocated, or otherwise unavailable.

(b) Notwithstanding anything in this Agreement to the contrary, Licensor will have no obligation to refund or reduce any License Fees in the event that (i) completion of the Stadium is delayed, (ii) the location of the Suite varies from that set forth in this Agreement or (iii) the Suite bears a number (or other identifier) that is different from that initially set forth in this Agreement. If the completion of the Stadium is delayed (i) the first Year of the Agreement will commence on the first date on which the Raiders plays a publicly ticketed home game in the Stadium, (ii) the terms of this Agreement will continue in full force and effect without any liability of Licensor for damages of any kind relating to such delay and (iii) Licensee will not be entitled to any refund of or reduction in License Fees for such delay.

(c) Notwithstanding anything herein to the contrary, if Licensor abandons its efforts to construct the Stadium, or if the Suite is not included in the Stadium as constructed, then (i) Licensor will return all License Fee payments and any Security Deposit previously made by Licensee to Licensor as soon as reasonably practicable thereafter, (ii) no interest will be payable to Licensee on any such returned payments, and (iii) upon return of such payments to Licensee, this Agreement will terminate and the parties hereto will have no further liability or obligation to each other under the terms of this Agreement or at law or in equity.

(d) In the event of any damage to or destruction of the Stadium or the Suite renders the Suite or Stadium unusable, as determined by Licensor in its sole discretion, Licensor will have no obligation hereunder to repair such damage or rebuild the Stadium or the Suite. If Licensor elects not to repair the damage or rebuild the Stadium or the Suite, (i) this Agreement will terminate as of the date of such damage or destruction and (ii) Licensor shall have no further liability under this Agreement. In the event Licensor elects to repair the damage or rebuild the Suite, then unless a reasonably comparable suite is made available to the Licensee, Licensee shall be entitled to the refund set forth in Section 11(a) of this Exhibit D for any Regular Season Games the Suite was not available.

(e) A "Canceled Game" is any Regular Season Game that is canceled (and not rescheduled) for any of the following reasons:

i. any strike, lock-out or other labor disturbance (specifically including, but not limited to, NFL players' strikes and NFL owners' lock-outs); or

ii. any damage to or destruction of the Stadium or other event (including but not limited to occurrences beyond the control of Licensor including, but not limited to, decrees or restraints of Government, Acts of God, strikes or other labor disturbances, war or sabotage) which, in Licensor's sole discretion, renders the Stadium unusable.

(f) A "Relocated Game" is any Regular Season Game that is held in a location other than the Stadium because the construction of the Stadium is not completed in time to enable the Raiders to play all of its Regular Season Games at the Stadium during the first Year of this Agreement.

(g) An "Unavailable Game" is any Regular Season Game for which the Suite is not available to Licensee for any of the following reasons:

i. any damage to or destruction of the Suite or other event (including but not limited to occurrences beyond the control of Licensor including, but not limited to, decrees or restraints of Government, Acts of God, strikes or other labor disturbances, war or sabotage) which, in Licensor's or the NFL's sole discretion, renders the Suite unusable; or

ii. any improvements, alterations, restorations, expansions or enlargements of the Suite or the Stadium which, in Licensor's sole discretion, render the Suite unusable.

Notwithstanding the foregoing, Licensor shall have no obligation to provide an abatement or refund if (A) Licensor makes a reasonably comparable suite available to Licensee for such game or (B) the Suite is rendered unusable due to the fault or negligence of Licensee or its Guests or invitees. Licensee acknowledges that the Stadium may be improved, altered, restored, expanded or enlarged. Licensor may, in the course of improvements, alterations, restorations, expansions or enlargements to Stadium, relocate Licensee to a comparable Suite.

(h) For Pre-Season Games, Post-Season Games, Stadium Events, Extraordinary Events, Excluded Events, Regular Season Games (except as expressly provided otherwise in Sections 11(e)-(g)) and other access to the Stadium canceled, relocated or unavailable, Licensor and the Raiders shall have no liability whatsoever.

12. Late Fee. Any License Fee or other monetary obligation under this Agreement not paid to Licensor by the date specified in this Agreement will bear interest accruing from such date at the rate of one-percent (1%) per month or the highest rate permitted by law, whichever is greater. The interest charged shall, to the extent permitted by applicable law, be compounded monthly. Any amount payable by Licensee under this Agreement that is not paid in full when due shall not be considered "paid" until the interest charged thereon is paid in full. The provisions of this Section 12 shall survive the termination of this Agreement.

13. End of Term Right. Subject to the term of the Stadium Lease Agreement between the Clark County Stadium Authority ("CCSA") and Licensor and Team Use Agreement between the Raiders and Licensor, if Licensee is not in default under any of its obligations under this Agreement, Licensee will have the first right of refusal to enter into a new license agreement for the Suite effective after the expiration of the Term at such annual License Fee and on such other terms and conditions as Licensor may determine in its sole discretion. Licensor will provide written notice to Licensee, by not later than first business day of March immediately preceding the last Year of the Term, of the proposed new License Fee schedule and other terms and conditions. Licensee will then have thirty (30) days from the date such notice is given to accept the proposed License Fee schedule and other terms and conditions by executing and delivering to Licensor a new suite license agreement in the form provided by Licensor, together with any deposit or other payment which may be required thereunder. If Licensee fails to deliver such new agreement in such form and with such payments within that thirty (30) day period, Licensor will have the unencumbered right to license the Suite from and after expiration of the Term to any person or entity on such terms as Licensor may determine in its sole discretion.

14. Obligations of Licensee. Licensee agrees with Licensor as follows:

(a) Except for ordinary wear and tear, Licensee will keep and maintain the Suite in good repair, order and condition and will reimburse Licensor for the repair of any damage caused to the Stadium and surrounding areas, the Suite or Suite Facilities or Licensor's property in the Suite by Licensee or any Guests or other invitees. In light of Licensee's rights under this Agreement, absent clear and convincing evidence to the contrary, all damage to the Suite will be presumed to have been caused by Licensee or its Guests or invitees.

(b) Licensee and its Guests and other invitees will at all times maintain proper decorum while using the Stadium, the Suite and Suite Facilities, and shall not create a nuisance, disturbance or act in an unreasonable manner which might interfere with any other person's, including without limitation, the Licensor's or any other licensee's or guest's, enjoyment of the luxury suite areas or any other area in or around the Stadium. Licensee will strictly responsible for its actions as well as those of its Guests and invitees including, but not limited to, actions arising from the consumption of alcoholic beverages, and waives any rights it may have against the Indemnified Parties with respect

thereto. Should Licensee or any of its Guests or invitees create a disturbance or cause objects to be thrown or dropped from the Suite or Suite Facilities, Licensor will have the right to eject the parties responsible for such action, or all the persons in the Suite, from the confines of the Stadium and related parking or other areas, and to exercise any of Licensor's rights under this Agreement including rights upon default in accordance with the provisions of Section 15 of this Exhibit D, including, without limitation, to terminate this Agreement. Whenever the Suite is utilized by the Licensee or Guests or invitees, a representative of the Licensee will be present who shall be responsible for the conduct and safety of the Guests or other invitees.

(c) Licensee and its Guests and invitees will comply with, and be subject to, all present and future, federal, state, county, city, and local laws, statutes, ordinances, orders, rules and regulations applicable to the use of the Suite licensed under this Agreement. Licensee will strictly responsible for its actions as well as those of its Guests and invitees including, but not limited to, actions arising from the consumption of alcoholic beverages, and waives any rights it may have against the Indemnified Parties with respect thereto. In the event that individuals under the current legal minimum drinking age are present in the Suite, it is the responsibility of the Licensee to ensure that such individuals do not consume alcoholic beverages. In addition, Licensee will abide by, and will notify and require Guests and invitees to abide by, such rules and regulations as Licensor shall establish from time to time concerning the use and occupancy of the Suite.

(d) Licensee and its Guests and invitees will not permit the Suite or Suite Facilities to be used for any illegal, improper, immoral or objectionable purpose, or in any way obstruct or interfere with the rights of any other Stadium licensees. Licensee and its Guests and invitees will not bring into the Stadium any illegal drugs or, except as prescribed to the treated individual by a licensed physician, any controlled substance.

(e) Licensee and its Guests and invitees will not film, record or transmit from the Stadium, the Suite or Suite Facilities all or any portion of any football game or other event, or any description thereof, by any means except as expressly permitted in writing (including without limitation radio or television broadcasting, whether broadcast "live" or by means of film, tape or other technology, including, but not limited to, camera and video-enabled cellular telephones).

15. Default. The following shall constitute an "Event of Default" under this Agreement: (i) Licensee fails to pay when due any amounts to be paid by Licensee pursuant to this Agreement (including, without limitation, the Initial Payment, the Security Deposit, any annual License Fee or any portion thereof, food, beverage or service charges, ticket charges, Taxes or other fees or accrued interest, costs or expenses) and such failure shall continue for ten (10) days after Licensee receives written notice thereof from Licensor, (ii) Licensee otherwise defaults in the performance or observation of its duties and obligations under this Agreement and such failure shall continue for twenty (20) days after Licensee receives written notice thereof from Licensor, or (iii) Licensee seeks relief under any federal or state law for the benefit of debtors or creditors such as adjustment of debts, liquidation, winding up, dissolution, reorganization or bankruptcy, or if a custodian, receiver or liquidator takes charge of any of the Licensee's property, whether by judicial appointment, agreement or operation of law. In the event of any such Event of Default, Licensor may, in addition to all other rights and remedies it may have at law or in equity (including the imposition of a late fee pursuant to Section 12 of this Exhibit D), at its option: (a) withhold distribution of tickets to Licensee for Team Games, Extraordinary Events, and/or Stadium Events until such time as such default is cured, and if such default is not cured more than ten (10) days prior to any Team Game, Extraordinary Event, or Stadium Event, Licensor will have the right to sell tickets to any such Team Game, Extraordinary Event, or Stadium Event, together with the right to use the Suite, for the event to which any such tickets apply; and (b) Licensor may terminate the right of Licensee to use the Suite as described in this Agreement and all other rights and privileges of Licensee under this Agreement, retain any Security Deposit or License Fee payments already made by Licensee and declare the entire unpaid balance of the License Fee (which for purposes hereof will include the total aggregate unpaid balance of the annual License Fees for the remainder of the Term) immediately due and payable, whereupon Licensor will have no further obligation of any kind to Licensee; *provided* that upon the occurrence of an Event of Default under clause (iii) above, if elected by Licensor, the rights of Licensee under this Agreement (including, without limitation the right to receive tickets to Team Games, Extraordinary Events, and Stadium Events) shall terminate automatically and permanently, and without any requirement that notice be given.

Upon termination of this Agreement, Licensor will have the right, but not the obligation, to relicense the Suite to another person or entity. In no event will Licensor be obligated to relicense the Suite to another person or entity if other suites are available for license, and Licensor may give priority to licensing any other available suites in

the Stadium before relicensing the Suite. Licensee shall in any event remain obligated to make all payments due or becoming due under this Agreement (including full payment of any unpaid balance of the annual License Fees declared due by the Licensor as provided for in the preceding paragraph); *provided* that if Licensor licenses the right to the use and possession of the Suite to another party, then all amounts received from such other party, for any remaining period of the Term, shall be applied first to the expense of relicensing the Suite and then to the reduction of any remaining obligations of Licensee to Licensor under this Agreement. If the consideration collected by Licensor upon any such relicensing is not sufficient to pay the full amount of all such remaining obligations of Licensee, Licensee shall pay any deficiency immediately upon demand.

The foregoing remedies of Licensor will not be to the exclusion of any other right or remedy set forth in this Agreement or otherwise available to Licensor at law or in equity. Licensee will be responsible for all attorneys' fees and costs incurred by Licensor in the enforcement of this Agreement, whether or not litigation is actually commenced, including in connection with any appellate proceedings. LICENSEE HEREBY UNCONDITIONALLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM RELATING TO OR ARISING OUT OF THIS AGREEMENT.

No waiver by Licensor of any default or breach by Licensee of its obligations under this Agreement will be construed to be a waiver or release of any other subsequent default or breach by Licensee under this Agreement, and no failure or delay by Licensor in the exercise of any remedy provided for in this Agreement will be construed to be a forfeiture or waiver thereof or of any other right or remedy available to Licensor.

16. Access by Licensor. Licensor and its agents and employees will have access to the Suite to the extent deemed necessary by Licensor: (a) for the performance of its obligations under this Agreement and for any and all purposes related thereto, (b) to examine the Suite and to make repairs, alterations, or improvements as may be deemed necessary by the Licensor, (c) to investigate any suspected violations of the terms and conditions of this Agreement, or (d) otherwise in connection with the operation and maintenance of the Suite. Licensee will not interfere with Licensor's right of access by installation of additional or changed locks or otherwise.

17. Disclaimer of Liability and Insurance Requirement. None of Licensor, the Raiders, the CCSA, any Stadium manager or concessionaire designated by Licensor (collectively the "Stadium Vendors") or any of their respective affiliates, directors, officers, partners, owners, members, employees, and agents (together, the "Licensor Parties") or any of their respective officers, partners, employees, directors, members, owners, managers or agents (such persons, together with the Licensor Parties, the "Licensor Acting Parties"), will be liable or responsible for any loss, damage, or injury to any person or to any property of Licensee or its Guests or invitees in, around or upon the Stadium or any Stadium parking areas, or in connection with this Agreement, resulting from any cause whatsoever, including, but not limited to, theft and vandalism, unless due to, and only to the extent of, the gross negligence or the willful misconduct of one of the Licensor Acting Parties and then only the Licensor Acting Parties who have committed such gross negligence or willful misconduct will be liable.

Notwithstanding anything to the contrary contained herein, Licensee hereby waives any liability of the Licensor Acting Parties regarding consumption of alcoholic beverages in the Suite, the Stadium, or the related parking areas by the Licensee or its Guests or invitees.

Licensee acknowledges that it has no remedy whatsoever against the CCSA with respect to the Suite or any other matter arising under this Agreement, and that Licensee's sole remedy hereunder shall be against an Event Sponsor and in limited circumstances, a Licensor Acting Party, subject to the terms hereof.

IN ADDITION, LICENSEE AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD HARMLESS THE LICENSOR ACTING PARTIES (COLLECTIVELY, THE "INDEMNITEES"), FROM AND AGAINST ANY LIABILITY, LOSSES, CLAIMS, DEMANDS, SUITS, JUDGMENTS, COSTS AND EXPENSES, INCLUDING ATTORNEYS' FEES OF COUNSEL SELECTED BY THE INDEMNITEE AND LITIGATION EXPENSES, ARISING OUT OF OR IN ANY WAY RELATED TO ANY PERSONAL INJURY OR PROPERTY DAMAGE OCCURRING IN, AROUND OR UPON THE STADIUM AND ANY STADIUM PARKING AREAS: (I) ARISING FROM OR RELATING TO LICENSEE'S OR LICENSEE'S GUEST'S OR INVITEE'S USE OF THE SUITE, OTHER STADIUM AREAS OR ANY PARKING AREAS, REGARDLESS OF WHETHER SUCH PERSONAL INJURY OR PROPERTY DAMAGE WAS CAUSED BY OR RESULTS FROM, IN WHOLE OR IN PART, THE NEGLIGENCE OR OTHER FAULT OF ANY

INDEMNITEE, WHETHER SOLE, JOINT, ACTIVE OR PASSIVE, EXCEPTING FROM THIS INDEMNITY ONLY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF AN INDEMNITEE AND EXCEPTING ONLY AS TO SUCH INDEMNITEE, OR (II) DUE TO ANY CONTRAVENTION BY LICENSEE OR LICENSEE'S GUESTS OR INVITEES OF THE PROVISIONS OF THIS AGREEMENT OR OF ANY APPLICABLE LAWS, RULES, REGULATIONS OR ORDERS. ALL INDEMNITEES ARE DEEMED TO BE THIRD PARTY BENEFICIARIES TO THESE INDEMNIFICATION PROVISIONS, AND ARE ENTITLED TO ENFORCE THESE PROVISIONS AGAINST LICENSEE. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT.

In addition, Licensee will, at its sole cost and expense, obtain and keep in full force and effect at all times during the Term, a comprehensive general liability insurance policy (including, without limitation, host liquor liability coverage) with a per occurrence limit of at least Five Million Dollars ($5,000,000.00), including coverage for bodily injury or death, property damage, and personal injury liability and for the use of the Suite and performance by Licensee of the indemnity provisions of this Agreement. The limits of this insurance will not, however, limit the liability of Licensee under this Agreement. Prior to Licensee's use of the Suite and as reasonably requested by Licensor, Licensee will deliver to Licensor a certificate evidencing the issuance of such insurance policy. Licensee's comprehensive general liability insurance policy and certificate evidencing such insurance will: (i) name Licensor, the Raiders, the CCSA, the Stadium Vendors and the other Licensor Acting Parties as additional insureds, (ii) contain a provision by which the insurer agrees that the policy will not be canceled except after thirty (30) days written notice to Licensor, (iii) be issued by insurance companies reasonably satisfactory to the additional insureds and qualified to do business in the State of Nevada and (iv) evidence that any "other insurance" clause shall be deleted from such policy or modified so as to make it clear that the coverage under such policy is primary and any coverage under any policy maintained by Licensor and/or its affiliates is secondary. Any liability insurance carried or to be carried by Licensee under this Agreement will be primary and non-contributory over any insurance policy or self-insurance coverage maintained or carried by any of the Licensor Acting Parties. Licensee shall assure that all contractors and subcontractors, if any, engaged by Licensee with respect to the Suite carry commercial general liability, workers' compensation, and automobile liability in the same limit and on the same terms as required for Licensee above, and such policies shall name the Licensor Acting Parties as additional insureds. If Licensee fails to obtain or maintain the required insurance, Licensor may, at its option, obtain the insurance on Licensee's behalf, using reasonable efforts to obtain such insurance at a reasonably competitive rate, and the cost of such insurance will be immediately due and payable by Licensee upon demand of Licensor.

Licensor hereby waives all rights of recovery against Licensee, its officers, employees, agents, guests, visitors and invitees for or arising out of damages to or destruction of the Stadium and any other property and improvements of Licensor from causes then included under Licensor's property and casualty coverage insurance policies covering the Stadium, to the extent that such insurance policies permit such waiver. Licensee hereby waives all rights of recovery against Licensor for or arising out of damage to or destruction of any property of Licensee located within the Suite and the Stadium from causes then included under Licensee's property and casualty coverage insurance policies, if any, to the extent that such insurance policies permit such waiver.

18. Limitation on Damages. With respect to any claim by Licensee under, in connection with, or in any way related to this Agreement, Licensee specifically agrees that its sole and exclusive remedy at law or in equity will be to a refund of License Fees previously paid, less any License Fees applicable to any period of time before such claim arose, it being agreed that none of the Licensor Acting Parties will ever be personally liable on account of such claim. In no event will any Licensor Acting Parties ever be liable to Licensee for any indirect, special, consequential, or punitive damages suffered by Licensee or any of its guests or invitees, for whatever cost or for the actions of an Event Sponsor in connection with a Stadium Event or Extraordinary Event.

19. Miscellaneous.

(a) Upon the expiration of the Term (or, if applicable, upon the expiration of any subsequent term pursuant to Licensee's right of first refusal under Section 13 of this Exhibit D) or upon the earlier termination of this Agreement, Licensee will surrender all rights to the Suite and will leave the Suite in the condition in which it was originally delivered to Licensee, except for normal wear and tear and damage caused by casualty or other force beyond the control of Licensee or its Guests or invitees, as well as return to Licensor any tickets delivered to Licensee prior to such termination for events at the Stadium after such termination. If at such termination, the Suite is not in the condition described in this paragraph, Licensee will be responsible for the costs of restoring the Suite to such condition.

(b) Licensee will not cost-share, co-license, sell, assign, sublicense, pledge or otherwise transfer or encumber this Agreement, or any of Licensee's rights and obligations under this Agreement or the Suite, without the prior written consent of Licensor, except as set forth in Section 20 and Section 21 of this Exhibit D. Any attempted sale, assignment, sublicense, pledge, transfer or encumbrance in contravention of the foregoing will be null and void and of no effect.

(c) All notices, demands and other communications between the parties required or appropriate hereunder will be in writing and deemed given if sent by certified mail or overnight courier, postage prepaid, to the respective addresses set forth in this Agreement, or to such other address as may be designated by either party, from time to time, in writing; *provided* that notices, demands and other communications to Licensee may be given by email if Licensee has consented to such delivery.

(d) THIS AGREEMENT WILL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICT OF LAWS.

(e) ANY ACTION, DISPUTE OR CONTROVERSY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE CONCERNING THE RELATIONSHIP BETWEEN LICENSOR AND LICENSEE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE SUBMITTED AND DECIDED BY ARBITRATION UNDER THE COMPREHENSIVE ARBITRATION RULES OF JUDICIAL ARBITRATION AND MEDIATION SERVICES ("JAMS") WHICH ARE CURRENTLY AVAILABLE AT HTTP://WWW.JAMSADR.COM/RULES-COMPREHENSIVE-ARBITRATION/. THE PARTIES AGREE THAT THE VENUE FOR ANY ARBITRATION PROCEEDING SHALL BE A REASONABLE LOCATION WITHIN CLARK COUNTY, NEVADA. THE DECISION IN ANY ARBITRATION PROCEEDING SHALL BE FINAL AND BINDING UPON THE PARTIES. THE ARBITRATOR SHALL HAVE THE POWER TO AWARD DAMAGES OR GRANT REMEDIES THAT WOULD OTHERWISE BE AVAILABLE UNDER NEVADA LAW IN A NEVADA STATE COURT HAVING JURISDICTION, BUT SHALL NOT HAVE THE POWER TO AWARD ANY OTHER DAMAGES OR GRANT ANY OTHER RELIEF, AND SHALL NOT HAVE THE POWER TO AWARD PUNITIVE DAMAGES AGAINST ANY PARTY OR TO VARY THE PROVISIONS OF THIS AGREEMENT. THE LOSING PARTY IN ANY SUCH PROCEEDING SHALL PAY THE COSTS THEREOF, INCLUDING REASONABLE ATTORNEYS' FEES.

(f) THIS AGREEMENT WILL AT ALL TIMES BE SUBJECT TO THE RULES AND REGULATIONS OF THE NFL.

(g) This Agreement (including the Exhibits thereto) contains the entire agreement of the parties with respect to the matters provided for herein, and will supersede any written instrument or oral agreement previously made or entered into by the parties to this Agreement, specifically including, but not limited to, any advertising or marketing materials distributed (in any form) by Licensor and/or its agents. In the event of a conflict between the first page of this Agreement and any Exhibit, the terms of the Exhibit will control, and in the event of a conflict between Exhibit D and any other part of this Agreement, the terms of this Exhibit D will control.

(h) This Agreement, and all the terms and provisions hereof, will inure to the benefit of and be binding upon the parties thereto, and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns. No amendment or modification to this Agreement will be effective unless the same is in writing and signed by both Licensor and Licensee.

(i) This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(j) Capitalized terms used herein shall have the meanings ascribed thereto in this Agreement, including the Exhibits thereto.

20. Cost-Sharing Arrangements. Except as shall have been approved by Licensor in advance in writing from time to time, on terms and conditions satisfactory to Licensor, Licensee hereby represents and warrants that Licensee has not entered into, nor will it enter into, any agreements or arrangements (including, without limitation, agreement to transfer, for any consideration whatsoever, one or more tickets) by which Licensee and any other party

or parties share the costs attributable to the Suite including, but not limited to, the License Fees provided for hereunder, in consideration for the use of the Suite during the Term hereof ("Cost-Sharing Arrangement"). No Cost-Sharing Arrangement will relieve Licensee from being fully liable for all obligations under this Agreement, including, without limitation, all financial and non-financial obligations and the payment of all License Fees. At all times, Licensor will have the right, exercisable in Licensor's sole and absolute discretion, to prohibit and to reject any proposed Cost-Sharing Arrangement or to limit the number of parties to a Cost-Sharing Arrangement. In the event that Licensee desires to enter into a Cost-Sharing Arrangement after execution of this Agreement, Licensee will be required with respect thereto to provide to Licensor the identity of the party(s) to the proposed Cost-Sharing Arrangement and the address and phone number of such party(s), so that Licensor may contact them to request such financial or other information as Licensor will deem advisable. Transfer of tickets for the appropriate allocable cost pursuant to an approved Cost-Sharing Arrangement will not violate Section 21 of this Exhibit D.

21. Assignments; When Permitted.

(a) Assignment by Licensee. Licensee hereby acknowledges that the identity of Suite licensees is of crucial importance to Licensor. Accordingly, Licensee hereby agrees that, unless Licensee has obtained Licensor's consent as provided in Section 21(b) of this Exhibit D, Licensee will not assign, sell, sublicense, transfer, mortgage or otherwise alienate or encumber (any such act being to "assign" and to result in an "assignment") this Agreement or any interest herein; *provided*, *however*, that Licensee may distribute tickets provided to Licensee under this Agreement or parking passes to Guests for use in the manner permitted herein. For purposes hereof, a transfer of a controlling interest in the capital stock or partnership interests of Licensee, the sale of all or substantially all of the assets of Licensee or a merger or consolidation of Licensee with another entity will be deemed to be an assignment requiring consent of Licensor (which consent will not to be unreasonably withheld). No purported transfer or encumbrance of this Agreement and the license herein provided arising by operation of law shall be effective without the prior written consent of Licensor.

Licensee further agrees not to sell any tickets, any benefits set forth in this Agreement, parking passes or the Suite Facilities or otherwise permit any person to occupy the same for hire, it being expressly understood that the use of tickets, the benefits of this Agreement, the Suite, parking passes and the Suite Facilities will be solely for the use, enjoyment and entertainment of Licensee and Guests. Licensee agrees not to solicit or accept any direct or indirect payment or income from any person or entity for the use of tickets, the Suite, the Suite Reserved Parking Passes or the Suite Facilities or to otherwise use of tickets, the Suite, the Suite Reserved Parking Passes or the Suite Facilities for a commercial purpose, including but not limited to sweepstakes, giveaways, and drawings. The provisions of this Section 21 will not prohibit Licensee from requiring its employees, guests and invitees, pursuant to Licensee's company or internal policy and procedure, to pay or reimburse Licensee for the use of tickets.

(b) Consent. If Licensee desires to assign its interest in this Agreement to any person or entity, Licensee will notify Licensor in writing of such desire, setting forth the identity of the proposed assignee and the name, address and telephone number of the individual representing the proposed assignee so that Licensor may communicate with the proposed assignee regarding the proposed assignment. Licensor will have the right to contact the proposed assignee and conduct such investigation of the creditworthiness of such proposed assignee as Licensor will deem necessary, including requiring the proposed assignee to submit to Licensor such financial and other information as Licensor will deem advisable. If Licensor consents to the proposed assignment, it will not be effective until Licensor has received an instrument executed by the proposed assignee by which such assignee agrees to be bound by this Agreement, and an instrument of assignment executed by Licensee satisfactory to Licensor. Upon Licensor's written consent to the assignment of this Agreement and receipt of such instruments, Licensee will be released from any further obligations under this Agreement. Any consent by Licensor to any assignment or other transfer by Licensee will not be deemed to be consent by Licensor to any further assignment or other transfer by the successor Licensee. Any attempted assignment, sale, sublicense, transfer, mortgage or other alienation or encumbrance of this Agreement or any interest herein in contravention of Section 20 and Section 21 of this Exhibit D will be null and void, and further will constitute a default in the performance and observance of Licensee's duties and obligations under this Agreement.

(c) Assignment by Licensor. Licensor (and any subsequent assignee of Licensor) may at any time and from time to time freely assign all or any part of its interest in the Stadium and/or this Agreement in connection with a financing of the Stadium or otherwise. If Licensor assigns all of its interest in, and obligations under, this Agreement, then the assignee, after accepting such assignment, will be substituted as Licensor under this Agreement, and Licensor (or any subsequent assignee of Licensor) will, to the extent such assignment provided therefor, be relieved of all

obligations and liability under this Agreement, whether arising before or after the date of assignment. In addition, Licensor may at any time and from time to time mortgage, pledge, collaterally assign or otherwise encumber Licensor's rights in the Stadium and/or this Agreement to any person or entity and for any purpose whatsoever, including, without limitation, as security for financing or maintaining financing for the Stadium or other facilities operated by Licensor, to any successor owner of the Stadium or the Raiders or for other purposes of Licensor, all without obtaining Licensee's consent, and that, in such event, this Agreement and the rights and interests of Licensee hereunder will be subordinate thereto.

22. Subordination. This Agreement and Licensee's rights hereunder are expressly subject and subordinate to: (i) that certain Stadium Lease Agreement that has been or will be entered into between the CCSA and Licensor pursuant to which Licensor leases the Stadium, (ii) any and all other leases (ground or otherwise), mortgages or other financing documents affecting the Stadium or land upon which the Stadium is located or Licensor's interest therein, as any of the same may be modified or amended from time to time, (iii) all zoning, building and other laws, including but not limited to the Southern Nevada Tourism Improvements Act, regulations and ordinances of any and all municipal, governmental and quasi-governmental bodies and agencies having jurisdiction over the Stadium or land upon which the Stadium is located, as any of the same may be modified or amended from time to time, and (iv) any and all matters affecting the state of title to the Stadium and land upon which the Stadium is located, whether or not recorded in the public records of Clark County, Nevada.

23. Acknowledgments. Licensee shall at any time within ten (10) days after presentation by Licensor, execute, acknowledge and deliver to Licensor a statement in writing (i) certifying that this Agreement is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Agreement, as so modified, is in full force and effect) and the date and amount of fees paid under this Agreement; and (ii) acknowledging that there are not, to the Licensee's knowledge, any uncured defaults by Licensor under this Agreement, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon the Licensor, any partner, member or other equity holder of Licensor, and by/or any lender to Licensor or such partner, member or other equity holder.

RELEASE

Licensor anticipates that there will be requests for it to release the names of Stadium Suite licensees. It is Licensor's general policy not to publicly disclose the names of Stadium Suite licensees unless legally required or otherwise permitted under the terms of this Agreement. Without your signature on this release, Licensor will only publicly disclose your name as a Licensee if, in Licensor's reasonable judgment, it is required to do so by law or other governmental or administrative requirement. If you agree that Licensor can also use your name in accordance with the terms outlined in the following paragraph, please sign below and return this page with the Suite License Agreement.

I HEREBY AUTHORIZE LV STADIUM EVENTS COMPANY, LLC AND RAIDERS AND/OR THE NATIONAL FOOTBALL LEAGUE TO RELEASE THE UNDERSIGNED'S NAME IN CONJUNCTION WITH ANNOUNCEMENTS, PRESS RELEASES, PRINTED MATERIALS AND/OR IN ANY MANNER REGARDING THE STADIUM SUITES. NO ADDITIONAL APPROVAL FOR SUCH RELEASE IS REQUIRED. THIS RELEASE APPLIES UNTIL REVOKED IN WRITING AND SUCH WRITTEN REVOCATION IS DELIVERED TO LV STADIUM EVENTS COMPANY, LLC, OR ITS ASSIGNEE.

Agreed to:

If a Corporate Licensee:

MJ Holdings Inc

Print Name of Corporate Licensee

3/19/2019

Date

By: DocuSigned by: Paris Balaouras 3CD6AE975050437

Name: Paris Balaouras

Title of Authorized Representative: CEO

If an Individual Licensee:

By: ______________________

____

Print Name

DocuSign Envelope ID: F75E1435-A6DD-4C6B-942F-B5EEC37107ED

AFFIRMATIVE CONSENT TO RECEIVE ELECTRONIC COMMUNICATIONS CONCERNING YOUR STADIUM SUITE LICENSE

The stadium suite Licensee executing this consent in the space below ("You") acknowledges that LV Stadium Events Company, LLC, Raiders (collectively, the "Raiders Entities"), Clark County Stadium Authority (the "CCSA") and third parties who may offer or promote stadium events (the "Events Entities") (collectively with the Raiders Entities and the CCSA, "We" or "Us") may want to contact You regarding Your stadium License or notify You of conditions, events and promotions relating to the stadium. Our contact with You may involve sending You emails or other electronic communications. In order to ensure that We have obtained Your affirmative consent to receive these communications, You agree as follows:

1. You agree that We can send email and other electronic communications to You at the email address set forth below and it will be deemed to be adequate notice under the Suite License Agreement. You agree to promptly inform Us of any change to Your email address or other addresses. You agree that We can rely upon the information concerning the electronic addresses You have provided to Us.

2. We may also send communications to You concerning the following subjects:

a. Changes in the times or other details of any Stadium events;
b. Security procedures and policies, and any security alerts;
c. Parking, traffic, or other transportation issues relating to the Stadium;
d. Events (such as concerts and sporting events) scheduled at the Stadium;
e. Information relating to Your license, such as renewals and special offers, including any right to purchase tickets to events and procedures for distribution or tickets to events;
e. Offers for affiliated products and services;
f. Rules, regulations and procedures regarding use of the Stadium or parking for events at the Stadium; and
g. Other special circumstances in which We may need to contact You.

We will use commercially reasonable efforts to provide accurate information to You, and to ensure that the information is delivered to You. However, We cannot guarantee that all communications are error-free or that the messages will in fact be delivered.

3. You may revoke Your agreement to receive email and other electronic communications from Us by making a request, either by using the unsubscribe function in the message You receive from Us or by advising Us in writing at the address on the first page of Your Suite License Agreement or other address provided by the Raiders Entities. Note that if You revoke your authorization, You may not receive important information from Us concerning your license.

4. This consent does not change any other agreement between You and the Raiders Entities.

Agreed to:

By: DocuSigned by: Paris Balaouras
3DD6AF975050437...

Name: Paris Balaouras

Email Address: paris@mjholdingsinc.com